SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A
Amendment No. 1
to

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 8, 2002

AMB PROPERTY CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	001-13545	94-3281941

(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Pier 1, Bay 1, San Francisco, California 94111

(Address of principal executive offices) (Zip Code)

415-394-9000

(Registrants’ telephone number, including area code)

n/a

(former name or former address, if changed since last report)

This amendment is filed solely to correct a typographical error in the Consolidated Balance Sheets of AMB Property Corporation contained in our current report on Form 8-K filed on July 9, 2002. In the corrected Consolidated Balance Sheets included in this amendment, we report that, as of June 30, 2002, Cash and cash equivalents were $119,287, not $122,196 as reported in the Form 8-K filed on July 9, 2002; Total assets were $4,937,280, not $4,940,189 as reported in the Form 8-K filed on July 9, 2002; Other liabilities were $162,629, not $165,538 as reported in the Form 8-K filed on July 9, 2002; Total liabilities were $2,366,847, not $2,369,756 as reported in the Form 8-K filed on July 9, 2002; and Total liabilities and stockholders’ equity was $4,937,280, not $4,940,189 as reported in the Form 8-K filed on July 9, 2002.

Our second quarter 2002 results, including the corrected balance sheet information, are set forth below.

ITEM 5 OTHER EVENTS.

On July 8, 2002, AMB Property Corporation announced second quarter 2002 results as follows:

Earnings per share were $0.31 for the quarter, reflecting a 6.1% decrease over the same period in 2001. The Company’s industrial portfolio continued to outperform the national industrial market in that AMB’s industrial assets, located predominantly in infill submarkets of major hub and gateway distribution markets, were 94.4% leased as of June 30, 2002, unchanged from the prior quarter end. The Company also began expensing stock options on its income statement rather than the typical disclosure in the footnotes to financial statements.

Performance & Operating Highlights

AMB reported earnings per share (EPS) for the second quarter of $0.31, which included $0.03 per share of gains on dispositions of real estate. Second quarter 2002 EPS reflects a 6.1% decrease from second quarter 2001 EPS of $0.33, which included $0.02 per share of net gains from real estate dispositions and non-cash charges for impairment reserves for the Company’s private equity investments which were fully written off in 2001. EPS for the first half of 2002 was $0.65, including $0.03 per share of gains on dispositions of real estate, reflecting a 20.7% decrease over EPS for the first half of 2001 of $0.82, which included $0.16 per share of net gains.

Industrial occupancy remained unchanged from the end of the first quarter at 94.4%, down 10 bps from year-end 2001 and down 140 bps from second quarter 2001. The Company grew same store cash basis net operating income by 1.0%, slightly below expectations, while same store GAAP basis net operating income was down 0.5%. The primary drivers of the decrease in 2002 earnings from 2001 earnings were: lower net gains, slightly lower same store GAAP net operating income and net disposition activity over the last six quarters as a result of the Company’s focus on long term results. Tenant retention for the quarter was 75.1%, while rents on renewals and rollovers declined by 0.4% as the Company continued to focus on occupancy.

Investment Activity

Acquisitions during the quarter totaled five transactions with an aggregate value of $121.9 million and 2.0 million square feet. The Company expanded its on-tarmac presence with the purchase of the leasehold interest in a 285,000 square foot air cargo distribution center at Washington Dulles International Airport for a total acquisition price of $41.9 million. The facility, with over 500,000 square feet of aircraft ramp, is leased to FedEx, United Airlines, Air France and Lufthansa.

AMB and Mexico-based Strategic Alliance Partner ™ G. Accion jointly closed their first investment during the second quarter to develop a distribution center for the Mexico operations of a major, international consumer products company. AMB’s first international project, scheduled for completion in December 2002, is located in the San Martin Obispo Industrial Park within the Cuautitlan submarket of Mexico City.

AMB completed and stabilized three industrial development projects during the quarter, totaling 343,000 square feet for a total estimated investment of $15.8 million. The industrial development and renovation pipeline currently stands at $163.6 million and consists of 3.5 million square feet, of which $102.3 million, or 63%, has been funded and 69% is preleased.

During the quarter, the Company sold one industrial building totaling 484,000 square feet for a price of $12.1 million. In addition, the Company sold $76.9 million of industrial assets, totaling 1.9 million square feet, to the AMB-SGP joint venture, the Company’s co-investment partnership with an affiliate of GIC Real Estate, the real estate investment subsidiary of the Government of Singapore.

Accounting for Stock Options

During the quarter, AMB began expensing the fair value of options granted under the Company’s stock option plan. The Company will record the expense over the option vesting period, using the fair value at the date of grant. The accounting treatment has been adopted on a prospective basis and is applied to all options granted on January 1, 2002 or later.

Governance

Daniel H. Case III, Chairman of JP Morgan H&Q and an AMB Director, passed away on Wednesday, June 26, 2002 after a 15-month battle with brain cancer. AMB recognizes with gratitude Mr. Case’s contributions as a member of AMB’s Board of Directors since the Company’s IPO in 1997. The Board will seek to fill his position with an independent director of equal knowledge, insight and enthusiasm but does not expect to find this person easily or quickly.

Supplemental Reporting Measure

AMB reported second quarter 2002 Funds from Operations (FFO) of $0.60 per share, representing a 39.5% increase over second quarter 2001 FFO of $0.43 per share, which included non-cash charges for impairment reserves of $0.18 per share. FFO per share for the first half of 2002 was $1.21, up 21.0% from the first half of 2001 of $1.00, which included non-cash charges of $0.23 per share. In accordance with the standards established by NAREIT, gains and losses from asset dispositions held for investment are not included in FFO.

Consolidated Balance Sheets

(dollars in thousands)

	As of

	June 30, 2002	March 31, 2002	December 31, 2001

Assets
Investments in real estate:
Total investments in properties	$4,732,321	$4,566,951	$4,530,711
Accumulated depreciation	(311,058)	(289,701)	(265,653)

Net investments in properties	4,421,263	4,277,250	4,265,058
Investment in unconsolidated joint ventures	64,083	71,137	71,097
Properties held for divestiture, net	133,934	139,370	157,174

Net investments in real estate	4,619,280	4,487,757	4,493,329
Cash and cash equivalents	119,287	99,492	81,732
Mortgage receivables	87,175	87,214	87,214
Accounts receivable, net	80,366	75,399	70,794
Other assets	31,172	31,261	27,824

Total assets	$4,937,280	$4,781,123	$4,760,893

Liabilities and Stockholders’ Equity
Secured debt	$1,352,218	$1,229,433	$1,220,164
Unsecured senior debt securities	800,000	800,000	780,000
Unsecured credit facility	—	—	12,000
Alliance Fund II credit facility	52,000	116,000	123,500
Other liabilities	162,629	155,568	138,601

Total liabilities	2,366,847	2,301,001	2,274,265
Minority interests:
Preferred units	315,847	275,987	275,987
Minority interests	508,577	455,428	458,299

Total minority interests	824,424	731,415	734,286
Stockholders’ equity:
Common stock	1,649,909	1,652,607	1,656,242
Preferred stock	96,100	96,100	96,100

Total stockholders’ equity	1,746,009	1,748,707	1,752,342

Total liabilities and stockholders’ equity	$4,937,280	$4,781,123	$4,760,893

Consolidated Statements of Operations
(dollars in thousands, except share data)

	For the Quarters Ended		For the Six Months Ended
	June 30,		June 30,

	2002	2001	2002	2001

Revenues
Rental revenues(1)	$149,741	$139,535	$301,982	$275,336
Equity in earnings of unconsolidated joint ventures	1,638	1,255	3,121	2,729
Investment management income	3,114	1,544	5,702	3,964
Interest and other income	3,330	3,692	7,312	8,831

Total revenues	157,823	146,026	318,117	290,860
Expenses
Property operating	36,843	33,640	73,912	66,560
Interest, including amortization(2)	37,217	30,206	73,268	61,758
Depreciation and amortization	31,972	27,323	61,647	54,177
General, administrative, and other(3)	10,762	9,201	21,831	17,384
Loss on investments in other companies	—	16,103	—	20,758

Total expenses	116,794	116,473	230,658	220,637

Income before minority interests and gains	41,029	29,553	87,459	70,223
Minority interests’ share of income:
Preferred units	(6,510)	(7,345)	(12,367)	(14,203)
Minority interests	(8,869)	(9,629)	(18,635)	(15,768)

Total minority interests	(15,379)	(16,974)	(31,002)	(29,971)
Gains from disposition of real estate, net of minority interests	2,768	17,792	2,480	34,559

Net income before discontinued operations and extraordinary items	28,418	30,371	58,937	74,811
Discontinued operations	484	—	484	—
Extraordinary items (early debt extinguishments)	(52)	(438)	(268)	(438)

Net income	28,850	29,933	59,153	74,373
Preferred stock dividends	(2,125)	(2,125)	(4,250)	(4,250)

Net income available to common stockholders	$26,725	$27,808	$54,903	$70,123

Net income per common share:
Basic	$0.32	$0.33	$0.66	$0.83

Diluted	$0.31	$0.33	$0.65	$0.82

Weighted average common shares:
Basic	83,710,208	84,461,544	83,626,889	84,178,768

Diluted	85,529,416	85,378,727	85,120,197	85,078,751

(1)  Includes straight-line rents of $2,786 and $2,141 for the quarters ended June 30, 2002 and 2001, respectively, and $6,747 and $3,466 for the six months ended June 30, 2002 and 2001, respectively.

(2)  Net of capitalized interest of $1,633 and $3,616 for the quarters ended June 30, 2002 and 2001, respectively, and $3,424 and $7,198 for the six months ended June 30, 2002 and 2001, respectively.

(3)  Includes share-based plans expense of $0.2 million for the quarter ended June 30, 2002, and $0.4 million for the six months ended June 30, 2002, related to the adoption of SFAS 123.

Consolidated Statements of Funds from Operations
(dollars in thousands, except share data)

	For the Quarters Ended		For the Six Months Ended
	June 30,		June 30,

	2002	2001	2002	2001

Income before minority interests and gains	$41,029	$29,553	$87,459	$70,223
Real estate related depreciation and amortization:
Total depreciation and amortization	31,972	27,323	61,647	54,177
FF& E depreciation and ground lease amortization(1)	(519)	(492)	(1,193)	(973)
Discontinued operations	484	—	484	—
FFO attributable to minority interests(2)	(11,274)	(8,539)	(24,118)	(15,726)
Adjustments to derive FFO from unconsolidated JV’s:(3)
Company’s share of net income	(1,638)	(1,255)	(3,121)	(2,729)
Company’s share of FFO	2,700	2,133	4,829	4,253
Preferred stock dividends	(2,125)	(2,125)	(4,250)	(4,250)
Preferred units distributions	(6,510)	(7,345)	(12,367)	(14,203)

Funds from operations	$54,119	$39,253	$109,370	$90,772

FFO per common share and unit:
Basic	$0.61	$0.44	$1.23	$1.01

Diluted	$0.60	$0.43	$1.21	$1.00

Weighted average common shares and units:
Basic	88,643,124	89,691,164	88,562,012	89,680,557

Diluted	90,462,332	90,608,347	90,055,320	90,580,540

(1)  Ground lease amortization represents the amortization of the Company’s investments in ground leased properties, for which the Company does not have a purchase option.

(2)  Represents FFO attributable to minority interests in consolidated joint ventures whose interests are not exchangeable into common stock. The minority interest’s share of cash basis NOI was $19,657 and $16,274 for the quarters ended June 30, 2002 and 2001, respectively, and $39,392 and $26,220 for the six months ended June 30, 2002 and 2001, respectively.

(3)  AMB’s share of NOI was $3,063 and $2,263 for the quarters ended June 30, 2002 and 2001, and $5,707 and $5,801 for the six months ended June 30, 2002, and 2001, respectively.

Forward Looking Statements

Some of the information included in this report contains forward-looking statements, such as statements pertaining to earnings and results of operations and future plans. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. The events or circumstances reflected in forward-looking statements might not occur. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak only as of the date of this report or the dates indicated in the statements. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: defaults on or non-renewal of leases by tenants, increased interest rates and operating costs, our failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, our failure to successfully integrate acquired properties and operations, our failure to divest of properties we have contracted to sell or to timely reinvest proceeds from any divestitures, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, our inability to obtain necessary permits and public opposition to these activities), our failure to qualify and maintain our status as a real estate investment trust, environmental uncertainties, risks related to natural disasters, financial market fluctuations, changes in real estate and zoning laws, risks related to doing business internationally and increases in real property tax rates. Our success also depends upon economic trends generally, including interest rates, income tax laws, governmental regulation, legislation, population changes and certain other matters discussed under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Business Risks” and elsewhere in our most recent annual report on Form 10-K and under the heading “Other Information— Business Risks” and elsewhere in our most recent quarterly report on Form 10-Q.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

AMB Property Corporation (Registrant)

Date: July 9, 2002	By:	/s/ Tamra Browne

Tamra Browne Vice President and General Counsel